Exhibit 1

HACKENSACK, NJ, September 11, 2007 – First Real Estate Investment Trust (“FREIT”) announced its operating results for the nine and three months ended July 31, 2007. The results of operations for the nine and three months are not necessarily indicative of future operating results.

Results of Operations:

Real Estate revenue for the nine months ended July 31, 2007 (“Current Nine Months”) increased 8.4% to $30,496,000 compared to $28,139,000 for the nine months ended July 31, 2006 (“Prior Nine Months”).  Real Estate revenue for the three months ended July 31, 2007 (“Current Quarter”) increased 9.0% to $10,441,000 compared to $9,576,000 for the three months ended July 31, 2006 (“Prior Year’s Quarter”).  The increase in real estate revenues was principally attributable to FREIT’s residential operations, primarily at The Boulders in Rockaway Township, NJ (“The Boulders”), which accounted for 5.9% and 6.1% of the increase for the nine and three month periods, respectively. (See discussion below.)

During the Current Quarter, FREIT sold its Lakewood Apartments in Lakewood, New Jersey. The gain on the sale, as well as the current and prior year’s earnings of the Lakewood operation are classified as “Income from discontinued operations”, which is included within “Net Income” after “Income from continuing operations”. Net income for the Current Nine Months was $7,220,000 ($1.04 diluted) compared to $3,952,000 ($0.58 diluted) for the Prior Nine Months. Net income for the Current Quarter was $5,243,000 ($0.76 diluted) compared to $1,629,000 ($0.24 diluted) for the Prior Year’s Quarter. Income from continuing operations for the Current Nine Months was $3,449,000 ($0.50 diluted) compared to $3,831,000 ($0.56 diluted) for the Prior Nine Months. Income from continuing operations for the Current Quarter was $1,548,000 ($0.22 diluted) compared to $1,576,000 ($0.23 diluted) for the Prior Year’s Quarter.

	Nine Months Ended			Three Months Ended
	July 31,		Increase	July 31,		Increase
	2007	2006	(decrease)	2007	2006	(decrease)
	(in thousands, except per share)
Commercial revenues:
Same properties (1)	$ 16,610	$ 16,462	$ 148	$ 5,610	$ 5,588	$ 22
New properties	-	-	-	-	-	-
	16,610	16,462	148	5,610	5,588	22
Residential revenues:
Same properties (1)	12,183	11,631	552	4,196	3,942	254
New properties	1,703	46	1,657	635	46	589
	13,886	11,677	2,209	4,831	3,988	843
Total Real Estate Revenues	30,496	28,139	2,357	10,441	9,576	865

Operating expenses:
Real estate operations	12,545	11,476	1,069	4,114	3,596	518
General and administrative	1,277	779	498	474	253	221
Depreciation	3,972	3,456	516	1,323	1,195	128
Total operating expenses	17,794	15,711	2,083	5,911	5,044	867

Operating Income	12,702	12,428	274	4,530	4,532	(2)

Investment income	382	150	232	157	37	120

Financing costs	(9,099)	(8,291)	(808)	(3,010)	(2,784)	(226)
Minority interest in earnings of subsidiaries	(386)	(366)	(20)	(129)	(209)	80
Distribution to certain minority interests	(150)	(90)	(60)	-	-	-
Income from continuing operations	3,449	3,831	(382)	1,548	1,576	(28)

Income from discontinued operations	3,771	121	3,650	3,695	53	3,642

Net Income	$ 7,220	$ 3,952	$ 3,268	$ 5,243	$ 1,629	$ 3,614

Basic earnings per share:
Continuing operations	$0.51	$0.59	($0.08)	$0.23	$0.24	($0.01)
Discontinued operations	$0.56	$0.02	$0.54	$0.55	$0.01	$0.54
Net income	$1.07	$0.61	$0.46	$0.78	$0.25	$0.53

Diluted earnings per share:
Continuing operations	$0.50	$0.56	($0.06)	$0.22	$0.23	($0.01)
Discontinued operations	$0.54	$0.02	$0.52	$0.54	$0.01	$0.53
Net income	$1.04	$0.58	$0.46	$0.76	$0.24	$0.52

Weighted average shares outstanding:
Basic	6,752	6,530		6,756	6,548
Diluted	6,919	6,787		6,925	6,888

(1) Properties operated since the beginning of fiscal 2006.

The consolidated results of operations for the Current Nine Months and Current Quarter are not necessarily indicative of the results to be expected for the full year.

SEGMENT INFORMATION

The following tables set forth comparative Net Operating Income (“NOI”) data for FREIT’s real estate segments and reconciles the NOI to consolidated net income for the Current Nine Months and Current Quarter, as compared to the Prior Nine Months and Prior Year’s Quarter:

Nine Months Ended July 31:
	Commercial				Residential				Combined
	Nine Months Ended				Nine Months Ended				Nine Months Ended
	July 31,		Increase (Decrease)		July 31,		Increase (Decrease)		July 31,
	2007	2006	$	%	2007	2006	$	%	2007	2006
	(in thousands)				(in thousands)				(in thousands)
Rental income	$ 12,454	$ 12,141	$ 313	2.6%	$ 13,614	$ 11,532	$ 2,082	18.1%	$ 26,068	$ 23,673
Reimbursements	3,601	3,767	(166)	-4.4%			-		3,601	3,767
Other	143	33	110	333.3%	272	145	127	87.6%	415	178
Total Revenue	16,198	15,941	257	1.6%	13,886	11,677	2,209	18.9%	30,084	27,618

Operating expenses	6,425	6,116	309	5.1%	6,120	5,360	760	14.2%	12,545	11,476
Net operating income	$ 9,773	$ 9,825	$ (52)	-0.5%	$ 7,766	$ 6,317	$ 1,449	22.9%	17,539	16,142
Average
Occupancy %	90.1%	90.5%		-0.4%	94.8%	95.4%		-0.6%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					186	250
				Amortization of acquired leases					226	271
				Net investment income					382	150
				General and administrative expenses					(1,277)	(779)
				Depreciation					(3,972)	(3,456)
				Financing costs					(9,099)	(8,291)
				Distributions to certain minority interests					(150)	(90)
				Minority interest					(386)	(366)
				Income from continuing operations					3,449	3,831
				Income from discontinued operations					3,771	121
				Net income					$ 7,220	$ 3,952

Three Months Ended July 31:
	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	July 31,		Increase (Decrease)		July 31,		Increase (Decrease)		July 31,
	2007	2006	$	%	2007	2006	$	%	2007	2006
	(in thousands)				(in thousands)				(in thousands)
Rental income	$ 4,192	$ 4,084	$ 108	2.6%	$ 4,642	$ 3,923	$ 719	18.3%	$ 8,834	$ 8,007
Reimbursements	1,227	1,345	(118)	-8.8%			-		1,227	1,345
Other	45	11	34	309.1%	189	65	124	190.8%	234	76
Total Revenue	5,464	5,440	24	0.4%	4,831	3,988	843	21.1%	10,295	9,428

Operating expenses	2,123	2,020	103	5.1%	1,992	1,576	416	26.4%	4,115	3,596
Net operating income	$ 3,341	$ 3,420	$ (79)	-2.3%	$ 2,839	$ 2,412	$ 427	17.7%	6,180	5,832
Average
Occupancy %	91.0%	90.2%		0.8%	95.9%	96.4%		-0.5%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					72	79
				Amortization of acquired leases					75	69
				Net investment income					157	37
				General and administrative expenses					(474)	(253)
				Depreciation					(1,323)	(1,195)
				Financing costs					(3,010)	(2,784)
				Distributions to certain minority interests					-	-
				Minority interest					(129)	(209)
				Income from continuing operations					1,548	1,576
				Income from discontinued operations					3,695	53
				Net income					$ 5,243	$ 1,629

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, and financing costs. FREIT assesses and measures segment operating results based on NOI. NOI is not a measure of operating results or cash flow as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

COMMERCIAL SEGMENT

FREIT’s commercial properties consist of nine (9) properties totaling approximately 1,100,000 sq. ft. of retail space and 138,000 sq. ft. of office space.  Seven (7) are multi-tenanted retail or office centers, and one is a single tenanted store. In addition, FREIT has leased land and receives rental income from a tenant who has built and operates a bank branch on land FREIT owns in Rockaway, NJ.

As indicated in the above Segment Information table, revenue from FREIT’s commercial segment for the Current Nine Months and Current Quarter increased slightly by 1.6% and 0.4%, respectively, over the comparable prior year’s periods. However, NOI for the Current Nine Months and Current Quarter decreased by 0.5% and 2.3%, over the comparable prior year’s periods. The primary reason was the adverse effect of the anticipated planned renovation at our Damascus Shopping Center property located in Damascus, MD (the “Damascus Center”), which caused a temporary decline in occupancy levels. (See discussion below). Average occupancy rates for FREIT’s commercial segment for the Current Nine Months was at 94.3%, exclusive of the Damascus Center, compared to 92.9% for the prior year’s period. The impact of this renovation on the year-to-date results of the commercial segment is reflected in the following chart:

	Nine Months Ended July 31,
	2007			2006
	Commercial		Same	Commercial		Same
($000)	Properties	Damascus	Properties	Properties	Damascus	Properties
Revenues	$ 16,198	$ 610	$ 15,588	$ 15,941	$ 891	$ 15,050

Expenses	6,425	316	6,109	6,116	331	5,785

NOI	$ 9,773	$ 294	$ 9,479	$ 9,825	$ 560	$ 9,265

Development Activities:

The Rotunda, Baltimore, MD: Acquired in July 2005, the property is on 11.5 acres of land and is currently configured into about 138,000 sq. ft. of office space and 78,000 sq. ft. of retail space on the lower level of the main building. We are planning a modernization and expansion of the retail space, as well as the development of residential apartment units as allowed by the current zoning. Final development plans, however, are subject to approval by local governmental authorities.

Damascus Center, Damascus, MD: FREIT has entered into construction agreements for the redevelopment of the Damascus Center. Building plans for Phase I have been completed and have been approved by governmental agencies. Phase I construction began on June 7, 2007. Because of this redevelopment, current leases for certain tenants are being allowed to expire and are not being renewed. This has caused occupancy to decline, on a temporary basis, during the construction phase.

RESIDENTIAL SEGMENT

On June 26, 2007, FREIT sold the Lakewood Apartments in Lakewood, New Jersey for $4 million. FREIT recognized a gain of approximately $3.7 million from the sale. The gain on the sale and the earnings of the Lakewood operation are classified as discontinued operations. With the completion of the 129-unit apartment community at The Boulders, FREIT now operates nine (9) multi-family apartment communities totaling 1,075 apartment units. As indicated in the table above, revenue from our residential segment for the Current Nine Months increased 18.9% to $13,886,000 and NOI for the same period is also up 22.9% to $7,766,000. For the Current Quarter, revenue increased 21.1% to $4,831,000 and NOI is also up 17.7% to $2,839,000. Fiscal 2007 will be the first full year of operation for The Boulders. (See discussion below.) The contribution made by The Boulders to the Current Nine Months and Current Quarter’s revenue and NOI, as compared to the Prior Year’s revenue and NOI is reflected in the following chart:

	Nine Months Ended July 31,
	2007			2006
	Residential	The	Same	Residential	The	Same
($000)	Properties	Boulders	Properties	Properties	Boulders	Properties
Revenues	$ 13,886	$ 1,703	$ 12,183	$ 11,677	$ 46	$ 11,631

Expenses	6,120	733	5,387	5,360	30	5,330

NOI	$ 7,766	$ 970	$ 6,796	$ 6,317	$ 16	$ 6,301

	Three Months Ended July 31,
	2007			2006
	Residential	The	Same	Residential	The	Same
($000)	Properties	Boulders	Properties	Properties	Boulders	Properties
Revenues	$ 4,831	$ 635	$ 4,196	$ 3,988	$ 46	$ 3,942

Expenses	1,992	265	1,727	1,576	23	1,553

NOI	$ 2,839	$ 370	$ 2,469	$ 2,412	$ 23	$ 2,389

Revenues from FREIT’s residential properties continue to increase. Average occupancy rates for the Current Nine Months and Current Quarter, exclusive of The Boulders property, which was not completed until late fiscal 2006, was at 96.0% and 96.2%, respectively, compared to 95.4% and 96.4% for the prior year’s periods. The occupancy level at The Boulders was in excess of 96% at the end of July 2007, and averaged 86% during the Current Nine Month period.

Capital expenditures: Since all of our apartment communities, with the exception of The Boulders, were constructed more than 25 years ago, we tend to spend more in any given year on maintenance and capital improvements than may be spent on newer properties. A major renovation program has been started at The Pierre Towers apartment complex (“The Pierre”). We intend to modernize, where required, all apartments and modernize some of the buildings’ mechanical services. This renovation is expected to cost approximately $2 - 4 million and take, at least, several years to complete. These costs will be financed from operating cash flow and cash reserves. Through July 31, 2007, we expended $2.6 million in capital improvements at The Pierre, including approximately $743,000 during the first nine months of the fiscal year.

The Boulders, Rockaway Township, NJ
Construction started on this 129-unit garden apartment community in July 2005 and was completed during August 2006. Tenants started taking occupancy during June 2006. As of July 31, 2007 occupancy was in excess of 96%. The Boulders is expected to add to future earnings, cash flow and shareholder value.

FINANCING COSTS

Financing costs before capitalized amounts for the Current Nine Months were $9,099,000, an increase of 4.7% over the Prior Nine Months, however for the Current Quarter financing costs were $3,010,000, a decrease of 0.7% over the prior year’s comparable period.
Increased financing levels at The Boulders (construction and permanent loans) resulted in increased financing costs of $808,000 for the Current Nine Months. Our acquisition loan for The Rotunda property of $22.5 million bears a floating interest rate. Higher interest rates over the course of the last year raised the level of interest expense for the Rotunda by $129,000, to $1,184,000 for the Current Nine Month period.

DEPRECIATION

Depreciation expense from continuing operations for the Current Nine Months and Current Quarter was $3,972,000 and $1,323,000, respectively, an increase of $516,000 and $128,000 over the prior year’s comparable periods. The increase was primarily attributable to depreciation related to The Boulders property, completed in August 2006.

FUNDS FROM OPERATIONS (“FFO”):

Many consider FFO as the standard measurement of a REIT’s performance. We compute FFO as follows:

Funds From Operations ("FFO")
	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
	($ in thousands)

Net income	$ 7,220	$ 3,952	$ 5,243	$ 1,629
Depreciation	3,972	3,456	1,323	1,195
Amortization of deferred mortgage costs	199	192	67	63
Deferred rents (Straight lining)	(186)	(250)	(72)	(79)
Amortization of acquired leases	(226)	(271)	(75)	(69)
Capital Improvements - Apartments	(314)	(234)	(77)	(90)
Discontinued operations	(3,771)	(121)	(3,695)	(53)
Minority interests:
Equity in earnings of affiliates	536	456	129	209
Distributions to minority interests	(541)	(420)	(155)	(60)

FFO	$ 6,889	$ 6,760	$ 2,688	$ 2,745

Per Share - Basic	$ 1.02	$ 1.04	$ 0.40	$ 0.42
Per Share - Diluted	$ 1.00	$ 1.00	$ 0.39	$ 0.40

Weighted Average Shares Outstanding:
Basic	6,752	6,530	6,756	6,548
Diluted	6,919	6,787	6,925	6,888

FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and the FFO of other
REITs may not be directly comparable.

DIVIDENDS

The third quarter dividend of $0.30 per share is payable on September 19, 2007 to shareholders of record on September 5, 2007.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $242 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400